UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934

Amendment No.:4

Name of Issuer: Winmark Corporation

Title of Class of Securities:  Common

CUSIP Number: 974250102


  (Date of Event Which Requires Filing of this Statement)

                     December 31, 2016

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/ Rule 13d-l(b)
/ / Rule 13d-l(c)
/ / Rule 13d-l(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 974250102

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    Nine Ten Partners LP - IRS # 46-5301261

2.  Check the Appropriate Box if a Member of a Group
         a. / /
         b. /X/

3.  SEC Use Only

4.  Citizenship or Place of Organization
         TEXAS

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         435,308

6.  Shared Voting Power:
         0

7.  Sole Dispositive Power:
         435,308

8.  Shared Dispositive Power:
         0

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person:
         435,308

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares  / /

11. Percent of Class Represented by Amount in Row (9):
         10.6%

12. Type of Reporting Person:
         IV
                          -2-

CUSIP Number: 974250102

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
    Nine Ten Capital Management LLC - IRS # 46-5220958

2.  Check the Appropriate Box if a Member of a Group
         a. / /
         b. /X/

3.  SEC Use Only

4.  Citizenship or Place of Organization
         TEXAS

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         435,308

6.  Shared Voting Power:
         0

7.  Sole Dispositive Power:
         435,308
8.  Shared Dispositive Power:
         0

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person:
         435,308

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares  / /

11. Percent of Class Represented by Amount in Row (9):
         10.6%

12. Type of Reporting Person:
         IA
                          -3-

CUSIP Number: 974250102

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Brian Bares


2.  Check the Appropriate Box if a Member of a Group
         a. / /
         b. /X/

3.  SEC Use Only

4.  Citizenship or Place of Organization
         USA

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         437,820

6.  Shared Voting Power:
         0

7.  Sole Dispositive Power:
         437,820

8.  Shared Dispositive Power:
         0

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person:
         437,820

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares  / /

11. Percent of Class Represented by Amount in Row (9):
         10.6%

12. Type of Reporting Person:
         HC, IN
                          -4-

CUSIP Number: 974250102

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         James Bradshaw


2.  Check the Appropriate Box if a Member of a Group
         a. / /
         b. /X/

3.  SEC Use Only

4.  Citizenship or Place of Organization
         USA

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         435,516

6.  Shared Voting Power:
         0

7.  Sole Dispositive Power:
         435,516

8.  Shared Dispositive Power:
         0

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person:
         435,516

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares  / /

11. Percent of Class Represented by Amount in Row (9):
         10.6%

12. Type of Reporting Person:
         HC, IN
                          -5-

CUSIP Number: 974250102

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Russell Mollen


2.  Check the Appropriate Box if a Member of a Group
         a. / /
         b. /X/

3.  SEC Use Only

4.  Citizenship or Place of Organization
         USA

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         435,408

6.  Shared Voting Power:
         0

7.  Sole Dispositive Power:
         435,408

8.  Shared Dispositive Power:
         0

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person:
         435,408

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares  / /

11. Percent of Class Represented by Amount in Row (9):
         10.6%

12. Type of Reporting Person:
         HC, IN

Item 1(a) Name of Issuer:
          Winmark Corporation

      (b) Address of Issuer's Principal Executive Offices:
          605 Highway 169 North, Suite 400
	  Minneapolis, MN 55441



Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

    (a) Name of Person Filing
	     (a) Nine Ten Partners LP
	     (b) Nine Ten Capital Management LLC
             (c) Brian Bares
             (d) James Bradshaw
             (e) Russell Mollen

    (b) Address of the Principal Office or, if none, residence(a)-(e)
	12600 Hill Country Blvd, Suite R-230
        Austin, TX 78738

    (c) Citizenship(a)-(b) Texas(c)-(e) USA


    (d)  Title of Class of Securities:  Common

    (e)  CUSIP Number: 974250102

Item 3.  This statement is filed pursuant to Rule
13d-1(b)(1).

    / /  Broker or Dealer registered under Section 15 of the
         Act.

    /x/  Investment Adviser in accordance with Section 240.13d-1
	(b)(1)(ii)(E)

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

With respect to the beneficial ownership of the reporting persons, see Items 5 through 11 of the cover pages to this
Schedule 13G, which are incorporated herein by reference.

This Schedule 13G is being jointly filed by Nine Ten
Partners LP, Nine Ten Capital Management LLC (NTCM),
Brian Bares, James Bradshaw, and Russell Mollen with respect to shares of common stock of the above-named issuer owned by Nine Ten Partners LP. NTCM does not directly own any shares of common stock of the issuer.
As the investment adviser of Nine Ten Partners LP, NTCM may be deemed to beneficially own the shares reported herein by Nine Ten Partners LP. Accordingly, the shares reported herein by NTCM include those shares separately reported herein by Nine Ten Partners LP.
Brian Bares, James Bradshaw, and Russell Mollen are control persons of Nine Ten GP LP, the General Partner of Nine Ten Partners LP.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see240.13d-3(d)(1).




Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following //.


Item 6.  Ownership of More than Five Percent on Behalf of
Another Person.

         N/A
                            -7-

Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported by the Parent
Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10. Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



By: /s/ Brian T Bares                February 14, 2017
_______________________________      _________________
Title: President                            Date